Exhibit 99.1

Sunrun Reports Third Quarter 2023 Financial Results

131% year-over-year growth in Storage Capacity Installed as storage attachment rates surge to 33% of installations; recent storage attachment rates exceeding 40% nationally on new sales

Solar Energy Capacity Installed of 258.2 Megawatts in Q3, reaching 6.5 Gigawatts of Networked Solar Energy Capacity

Net Subscriber Value of $11,030; pro-forma for full ITC adder and lower current equipment prices, Net Subscriber Value was $14,793 in Q3

Net Earning Assets increases $130 million, reaching $4.6 billion, including a $31 million increase in Total Cash compared to Q2

Lowering full-year growth guidance for Solar Capacity Installed as we transition to a storage-first company; introducing Storage Capacity Installed guidance, reflecting rapid growth

SAN FRANCISCO, November 1, 2023 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the quarter ended September 30, 2023.

“We have sharpened our focus on cash generation and continue to execute a customer-first, sustainable growth strategy that does not require equity funding. We are using challenges from this macroeconomic environment to accelerate our leadership position and tighten our operations,” said Mary Powell, Sunrun’s Chief Executive Officer. “We are fundamentally and rapidly transitioning to a storage-first company, to offer the most pro-consumer product, expand our margins, and lay the foundation for increased value streams from our growing fleet of networked storage systems.”

“We have taken deliberate go-to-market optimization actions, including repositioning geographic mix, sales route mix and product mix as we transition to a storage-first company. These actions, coupled with a relentless focus on cost discipline and productivity across the organization, help us maximize long-term value creation and position us for meaningful cash generation,” said Danny Abajian, Sunrun’s Chief Financial Officer.

Third Quarter Updates
•Storage attachment rates accelerating: Storage attachment rates reached over 33% in Q3, nearly double the rate in Q2, with 176 Megawatt hours installed during the quarter. Recent sales activities are above 40% nationally, with California exceeding 85% of all new customers including storage with the solar system. Sunrun has now installed more than 76,000 solar and storage systems, representing over 1.1 Gigawatt hours of stored energy capacity.
•Launching premium storage-add-on offering in California: Sunrun announced today it is launching a storage add-on offering, using a premium battery product that seamlessly integrates with customers’ existing solar panels to provide either partial- or whole-home backup power during grid outages. In addition, the batteries allow customers to maximize their use of solar energy by capturing excess electricity generated during the day and utilizing it during peak evening hours when utility rates are highest.
•Strong capital markets execution: On September 28, Sunrun completed a record-setting $715 million securitization of residential solar and battery systems, marking the largest transaction of its kind in the industry. The securitization was structured with two tranches of A-rated notes, with the A-1 notes marketed in a public asset-backed securitization, while the A-2 notes were privately placed. Strong investor demand enabled the A-1 notes to be upsized by $100 million, and also resulted in a spread of 240bps, which was an improvement of 25bps from Sunrun’s previous public securitization transaction in May of this year. Subsequent to the securitization, Sunrun raised an additional $253 million of subordinated subsidiary-level non-recourse financing.
•Expanding our leadership team to focus on customer value realization and unlocking additional efficiencies: Sunrun recently announced the appointments of Dr. Marcus Mueller as Vice President of Generation, and Rachit Srivastava as Head of Artificial Intelligence (AI). Dr. Mueller, who was previously with Tesla Energy, will guide Sunrun’s asset performance and grid services, and will help introduce new storage solutions for customers. Mr. Srivastava, who previously led machine learning and data science for Cockroach Labs, will steer Sunrun’s AI strategy, aiming to enhance customer value, efficiency, and personalization across products. Both of these appointments emphasize Sunrun’s focus on innovation, electrification, and enhancing customer relationships with the goal of enhancing a clean energy lifestyle.
•Fast Company names Sunrun a Brand That Matters: Sunrun was recently recognized by Fast Company on its third annual Brands That Matter list, for achieving cultural relevance through compelling branding, ingenuity and business impact with communities. Fast Company attributed Sunrun’s success to its focus on innovative solutions for energy needs and delivering a unique customer experience.
•PG&E Grid Services: Sunrun just concluded our dispatching season on the largest residential power plant of its kind in the United States. The program provided consistent, reliable capacity to support the grid by dispatching every day during peak times from August through October, with more than 8,500 customers participating. The program “Peak Power Rewards” with PG&E provided nearly 30 Megawatts to the grid and Sunrun and PG&E are in active discussions to upsize the fleet and program in the future.

Key Operating Metrics

In the third quarter of 2023, Customer Additions were 33,806, including 29,303 Subscriber Additions. As of September 30, 2023, Sunrun had 903,270 Customers, including 754,087 Subscribers. Customers grew 19% in the third quarter of 2023 compared to the third quarter of 2022.

Annual Recurring Revenue from Subscribers was over $1.2 billion as of September 30, 2023. The Average Contract Life Remaining of Subscribers was 17.8 years as of September 30, 2023.

Subscriber Value was $47,068 in the third quarter of 2023 while Creation Cost was $36,038. Net Subscriber Value was $11,030 in the third quarter of 2023. Total Value Generated was $323 million in the third quarter of 2023. On a pro-forma basis assuming an 8% discount rate, consistent with current capital costs, Subscriber Value was $40,753 and Net Subscriber Value was $4,715 in the third quarter of 2023. Commencing in the third quarter, Subscriber Value includes benefits obtained from the energy communities ITC adder for systems deployed during the quarter, but does not include value we may receive from other ITC adders.

We expect to realize additional value from Subscriber Additions in Q3 that we anticipate will be eligible for additional adders, which could add $2,249 per Subscriber, subject to final rules and government application processes and procedures. These critical ITC adders will make solar more affordable and accessible to a broader consumer population. Additionally, hardware costs for key items such as modules, inverters and batteries are falling significantly based on current procurement activities, and are expected to provide additional benefits of $1,514 in future periods. While these cost tailwinds do not benefit Q3 deployments, we have provided the impact of the cost benefits we expect to achieve in future periods as we work through higher-cost inventory. Pro-forma for these benefits, at a 6% discount rate, Net Subscriber Value was $14,793 in Q3. Adjusted for an 8% discount rate, but including the full ITC adder benefits and cost deflation, pro-forma Net Subscriber Value was $8,478 in Q3.

Gross Earning Assets as of September 30, 2023, were $13.3 billion. Net Earning Assets were $4.6 billion, which included $952 million in total cash, as of September 30, 2023.

Storage Capacity Installed was 175.6 Megawatt hours in the third quarter of 2023. This represents a 68% sequential increase from the 104.7 Megawatt hours of Storage Capacity Installed in the second quarter of 2023 and 131% year over year increase from the 76.0 Megawatt hours of Storage Capacity Installed in the third quarter of 2022.

Solar Energy Capacity Installed was 258.2 Megawatts in the third quarter of 2023. Solar Energy Capacity Installed for Subscribers was 229.0 Megawatts in the third quarter of 2023.

Networked Solar Energy Capacity was 6,462 Megawatts as of September 30, 2023. Networked Solar Energy Capacity for Subscribers was 5,428 Megawatts as of September 30, 2023. Networked Storage Capacity was 1.1 Gigawatt hours as of September 30, 2023.

The solar systems we deployed in Q3 are expected to offset the emission of 5.2 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset 3.6 million metric tons of CO2.

Outlook

Sunrun is sharpening its focus on cash generation and continues to execute a customer-first, sustainable growth strategy that does not require equity funding. As a result, we are dramatically increasing installations of storage systems, which provides for increased margins and value creation opportunities over time, but also presents near-term impacts as we shift operations. Management believes these adjustments will deliver the strongest value creation for Sunrun, including delivering meaningful Cash Generation faster than a strategy that only prioritizes volume growth.

Given our strategy to be a storage-first company to extend our differentiation and increase customer value, in addition to launching battery retrofit offerings, we are introducing guidance for Storage Capacity Installed.

Storage Capacity Installed is expected to be in a range of 180 to 200 Megawatt hours in Q4. This range represents approximately 108% to 131% growth year over year. For the full-year 2023, this range represents 71% to 78% growth year over year.

Solar Energy Capacity Installed is expected to be in a range of 220 to 245 megawatts in Q4. This represents full-year 2023 growth of approximately 2% to 5% compared to our prior guidance range of 10% to 15% growth for the full-year 2023.

Net Subscriber Value is expected to be stable in Q4. Fixed cost absorption pressures offset many benefits from higher storage mix in Q4. An increasing mix of storage, meaningful hardware cost deflation tailwinds and forthcoming ITC adder value is expected to provide material uplift to our Net Subscriber Values in 2024.

Third Quarter 2023 GAAP Results

Total revenue was $563.2 million in the third quarter of 2023, down $68.7 million, or 11%, from the third quarter of 2022. Customer agreements and incentives revenue was $316.5 million, an increase of $45.3 million, or 17%, compared to the third quarter of 2022. Solar energy systems and product sales revenue was $246.7 million, a decrease of $114.0 million, or 32%, compared to the third quarter of 2022. The increasing mix of Subscribers results in less upfront revenue recognition, as revenue is recognized over the life of the Customer Agreement which is typically 20 or 25 years.

Total cost of revenue was $518.0 million, a decrease of 1% year-over-year. Total operating expenses, excluding the non-cash impairment of goodwill, were $752.7 million, a decrease of 2% year-over-year.

During the third quarter of 2023, Sunrun recorded a non-cash goodwill impairment charge of approximately $1.2 billion. Due to the decline in our stock price, we wrote down our goodwill from $ 4.3 billion to $3.1 billion. The goodwill primarily arose following the stock-for-stock acquisition of Vivint Solar in October 2020, with the majority arising from and determined based on the market capitalizations at the time of the acquisition. The company recorded a non-cash goodwill impairment charge of $1.2 billion, or $5.32 per basic share, in our Consolidated Statement of Operations for the third quarter of 2023.

Net loss attributable to common stockholders was $1,069.5 million, or $4.92 per basic and diluted share, in the third quarter of 2023. Pro-forma to exclude the non-cash goodwill impairment charge, non-GAAP net income would have been $88.5 million or $0.40 per diluted share in the third quarter of 2023.

Financing Activities

As of November 1, 2023, closed transactions and executed term sheets provide us with expected tax equity to fund approximately 235 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through September 30, 2023. As of September 30, 2023 Sunrun also had $555 million available in its $1.8 billion non-recourse senior revolving warehouse facility to fund over 195 Megawatts of Solar Energy Capacity Installed for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2023 results and business outlook at 2:00 p.m. Pacific Time today, November 1, 2023. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) revolutionized the solar industry in 2007 by removing financial barriers and democratizing access to locally-generated, renewable energy. Today, Sunrun is the nation’s leading provider of clean energy as a subscription service, offering residential solar and storage with no upfront costs. Sunrun’s innovative products and solutions can connect homes to the cleanest energy on earth, providing them with energy security, predictability, and peace of mind. Sunrun also manages energy services that benefit communities, utilities, and the electric grid while enhancing customer value. Discover more at www.sunrun.com.

Non-GAAP Information

This press release includes references to certain non-GAAP financial measures, such as non-GAAP net (loss) income and non-GAAP net (loss) income per share. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of current period performance on a comparable basis with prior periods. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to the GAAP financial measures presented in this press release and our financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

Non-GAAP net (loss) income is defined as GAAP net (loss) income adjusted by the non-cash goodwill impairment charge. Management believes the exclusion of this non-cash and non-recurring item provides useful supplemental information to investors and facilitates the analysis of its operating results and comparison of operating results across reporting periods.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including its ESG efforts, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a storage-first company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	September 30, 2023	December 31, 2022

Assets
Current assets:
Cash	$643,787	$740,508
Restricted cash	308,010	212,367
Accounts receivable, net	188,892	214,255
Inventories	661,801	783,904
Prepaid expenses and other current assets	126,028	146,609
Total current assets	1,928,518	2,097,643
Restricted cash	148	148
Solar energy systems, net	12,528,617	10,988,361
Property and equipment, net	128,015	67,439
Intangible assets, net	1,273	7,527
Goodwill	3,122,168	4,280,169
Other assets	2,318,376	1,827,518
Total assets	$20,027,115	$19,268,805
Liabilities and total equity
Current liabilities:
Accounts payable	$296,453	$339,166
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	32,697	32,050
Accrued expenses and other liabilities	381,453	406,466
Deferred revenue, current portion	128,894	183,719
Deferred grants, current portion	8,211	8,252
Finance lease obligations, current portion	18,611	11,444
Non-recourse debt, current portion	540,517	157,810
Pass-through financing obligation, current portion	16,432	16,544
Total current liabilities	1,423,268	1,155,451
Deferred revenue, net of current portion	1,025,890	912,254
Deferred grants, net of current portion	193,754	201,094
Finance lease obligations, net of current portion	56,472	17,302
Convertible senior notes	394,583	392,882
Line of credit	517,248	505,158
Non-recourse debt, net of current portion	8,785,196	7,343,299
Pass-through financing obligation, net of current portion	280,974	289,011
Other liabilities	138,058	140,290
Deferred tax liabilities	137,294	133,047
Total liabilities	12,952,737	11,089,788
Redeemable noncontrolling interests	683,449	609,702
Total stockholders’ equity	5,611,108	6,708,122
Noncontrolling interests	779,821	861,193
Total equity	6,390,929	7,569,315
Total liabilities, redeemable noncontrolling interests and total equity	$20,027,115	$19,268,805

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Customer agreements and incentives	$316,528	$271,211	$865,151	$740,789
Solar energy systems and product sales	246,653	360,695	878,072	971,481
Total revenue	563,181	631,906	1,743,223	1,712,270
Operating expenses:
Cost of customer agreements and incentives	283,742	209,539	789,334	613,878
Cost of solar energy systems and product sales	234,274	311,782	824,830	854,105
Sales and marketing	176,349	193,992	574,061	556,346
Research and development	5,039	4,398	14,153	16,794
General and administrative	48,452	47,099	156,704	140,126
Amortization of intangible assets	4,802	1,341	7,253	4,023
Goodwill impairment	1,158,000	—	1,158,000	—
Total operating expenses	1,910,658	768,151	3,524,335	2,185,272
Loss from operations	(1,347,477)	(136,245)	(1,781,112)	(473,002)
Interest expense, net	(171,288)	(117,214)	(471,163)	(312,513)
Other income, net	77,673	97,953	93,744	263,784
Loss before income taxes	(1,441,092)	(155,506)	(2,158,531)	(521,731)
Income tax expense (benefit)	29,846	—	(11,096)	—
Net loss	(1,470,938)	(155,506)	(2,147,435)	(521,731)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(401,479)	(366,066)	(893,062)	(632,087)
Net (loss) income attributable to common stockholders	$(1,069,459)	$210,560	$(1,254,373)	$110,356
Net (loss) income per share attributable to common stockholders
Basic	$(4.92)	$0.99	$(5.81)	$0.52
Diluted	$(4.92)	$0.96	$(5.81)	$0.51
Weighted average shares used to compute net (loss) income per share attributable to common stockholders
Basic	217,344	212,696	216,029	210,609
Diluted	217,344	220,850	216,029	218,662

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating activities:
Net loss	$(1,470,938)	$(155,506)	$(2,147,435)	$(521,731)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	138,756	118,620	388,645	331,856
Goodwill impairment	1,158,000	—	1,158,000	—
Deferred income taxes	29,844	—	(11,093)	—
Stock-based compensation expense	27,723	22,830	84,226	88,702
Interest on pass-through financing obligations	4,886	5,022	14,642	15,079
Reduction in pass-through financing obligations	(10,485)	(11,407)	(30,532)	(31,105)
Unrealized gain on derivatives	(74,390)	(68,102)	(80,121)	(191,818)
Other noncash items	63,750	19,863	142,434	26,368
Changes in operating assets and liabilities:
Accounts receivable	22,688	(7,841)	9,986	(87,307)
Inventories	129,939	(41,675)	122,103	(82,275)
Prepaid and other assets	(83,510)	(110,315)	(334,190)	(283,715)
Accounts payable	(36,439)	19,734	(56,271)	(14,763)
Accrued expenses and other liabilities	24,023	52,676	(24,487)	72,801
Deferred revenue	12,913	66,242	59,360	133,788
Net cash used in operating activities	(63,240)	(89,859)	(704,733)	(544,120)
Investing activities:
Payments for the costs of solar energy systems	(736,781)	(540,561)	(1,935,721)	(1,481,556)
Purchase of equity method investment	—	—	—	(75,000)
Purchases of property and equipment, net	(4,666)	(6,517)	(16,298)	(10,820)
Net cash used in investing activities	(741,447)	(547,078)	(1,952,019)	(1,567,376)
Financing activities:
Proceeds from state tax credits, net of recapture	—	—	4,033	—
Proceeds from line of credit	295,014	238,000	651,398	1,018,967
Repayment of line of credit	(359,572)	(283,000)	(639,308)	(724,066)
Proceeds from issuance of non-recourse debt	1,724,370	995,652	3,189,480	2,381,630
Repayment of non-recourse debt	(1,061,809)	(542,117)	(1,399,799)	(1,166,720)
Payment of debt fees	(29,809)	(11,693)	(46,930)	(42,282)
Proceeds from pass-through financing and other obligations, net	2,392	(2,811)	6,712	1,451
Payment of finance lease obligations	(6,035)	(3,713)	(16,795)	(10,489)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	355,002	393,799	1,112,541	925,550
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(52,192)	(51,774)	(173,536)	(152,105)
Acquisition of noncontrolling interests	(32,090)	(7,200)	(46,274)	(37,373)
Net proceeds related to stock-based award activities	283	4,719	14,152	22,555
Net cash provided by financing activities	835,554	729,862	2,655,674	2,217,118
Net change in cash and restricted cash	30,867	92,925	(1,078)	105,622
Cash and restricted cash, beginning of period	921,078	863,128	953,023	850,431
Cash and restricted cash, end of period	$951,945	$956,053	$951,945	$956,053

Reconciliation between GAAP and Non-GAAP diluted (loss) income per share:

	Three Months Ended September 30, 2023		Three Months Ended September 30, 2022
	Net (loss) Income	Diluted EPS	Net Income	Diluted EPS
GAAP diluted (loss) income per share	$(1,069,459)	$(4.92)	$211,131	$0.96
Goodwill impairment (2)	1,158,000		—
Non-GAAP diluted income per share (1)	$88,541	$0.40	$211,131	$0.96

GAAP weighted average shares for diluted EPS	217,344		220,850
Non-GAAP weighted average shares for diluted EPS	223,103		220,850

(1)    Non-GAAP diluted income per share excludes the effects of the pro forma adjustment detailed above. Non-GAAP diluted income per share is adjusted to exclude this item, as it is not used by management to evaluate the performance of the business.
(2)    Excluding this item of non-recurring, infrequent or unusual nature and its impact on the comparability of our results for the period to prior periods and future expected trends.

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended September 30, 2023
Customer Additions	33,806
Subscriber Additions	29,303
Solar Energy Capacity Installed (in Megawatts)	258.2
Solar Energy Capacity Installed for Subscribers (in Megawatts)	229
Storage Capacity Installed (in Megawatt hours)	175.6

In-period value creation metrics:	Three Months Ended September 30, 2023
Subscriber Value Contracted Period	$43,387
Subscriber Value Renewal Period	$3,681
Subscriber Value	$47,068
Creation Cost	$36,038
Net Subscriber Value	$11,030
Total Value Generated (in millions)	$323.2

In-period environmental impact metrics:	Three Months Ended September 30, 2023
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.6
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	5.2

Period-end metrics:	September 30, 2023
Customers	903,270
Subscribers	754,087
Households Served in Low-Income Multifamily Properties	11,512
Networked Solar Energy Capacity (in Megawatts)	6,462
Networked Solar Energy Capacity for Subscribers (in Megawatts)	5,428
Networked Storage Capacity (in Megawatt hours)	1,124
Annual Recurring Revenue (in millions)	$1,239
Average Contract Life Remaining (in years)	17.8
Gross Earning Assets Contracted Period (in millions)	$10,064
Gross Earning Assets Renewal Period (in millions)	$3,235
Gross Earning Assets (in millions)	$13,299
Net Earning Assets (in millions)	$4,574

Note that Sunrun updated the discount rate used to calculate Subscriber Value and Gross Earning Assets to 6% commencing with the first quarter 2023 reporting. Also note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 6%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Networked Storage Capacity represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments).

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.
Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com